SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                     FORM 15


          Certification and Notice of Termination of Registration under
             Section 12(g) of the Securities Exchange Act of 1934 or
            Suspension of Duty to File Reports Under Sections 13 and
                  15(d) of the Securities Exchange Act of 1934.

                          Commission File Number 1-1569


                       American Premier Underwriters, Inc.
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             (Exact name of registrant as specified in its charter)


           One East Fourth Street, Cincinnati, Ohio 45202 513-579-2538
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               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                       9-3/4% Subordinated Notes due 1999;
                      10-5/8% Subordinated Notes due 2000;
                       10-7/8% Subordinated Notes due 2011
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            (Title of each class of securities covered by this Form)




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         (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

        Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)    [x]        Rule 12h-3(b)(1)(ii)   [ ]
        Rule 12g-4(a)(1)(ii)   [ ]        Rule 12h-3(b)(2)(i)    [ ]
        Rule 12g-4(a)(2)(i)    [ ]        Rule 12h-3(b)(2)(ii)   [ ]
        Rule 12g-4(a)(2)(ii)   [ ]        Rule 15d-6             [ ]
        Rule 12h-3(b)(1)(i)    [ ]

        Approximate number of holders of record as of the certification or notice date:

                                       260
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        Pursuant to the requirements of the Securities Exchange Act of 1934,
American Premier Underwriters, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE: November 25, 1997                      BY:    /s/James E. Evans
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                                                   James E. Evans,
                                                   Senior Vice President and
                                                      General Counsel